EXHIBIT 5




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                                                                      EXHIBIT 5
                                                                      ---------

                            [DM&H letterhead omitted]




                                November 15, 2001





Penn Engineering & Manufacturing Corp.
P.O. Box 1000
Danboro, PA 18916

Ladies and Gentlemen:

     We have acted as counsel to Penn Engineering & Manufacturing Corp. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale by the Company of up to 1,000,000 shares (the "Shares") of Common Stock, $0.01 par value, of the Company, pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Restated Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares as made available to us by an officer of the Company, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus under the caption "Legal Opinion."

                                       Sincerely,



                                       /s/ Duane, Morris & Heckscher LLP


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